EXHIBIT 99.1

Icagen Reports Second Quarter 2011 Financial Results and Operational Highlights

RESEARCH TRIANGLE PARK, N.C., Aug. 10, 2011 (GLOBE NEWSWIRE) -- Icagen, Inc. (Nasdaq:ICGN) reported today its financial results and operational highlights for the second quarter ended June 30, 2011. For the second quarter of 2011, the Company reported revenues of $1.0 million and a net loss of $2.5 million. As of June 30, 2011, the Company's cash and cash equivalents totaled $13.9 million.

"Subsequent to the end of the second quarter, we were pleased to recently announce Pfizer's agreement to acquire Icagen," noted P. Kay Wagoner, CEO of Icagen. "We are working towards the completion of this transaction, which we expect will be accomplished before the end of the year."

Pipeline Update

Pfizer Pain Program: A Phase I single ascending dose study of the lead compound, which targets the sodium ion channel Nav1.7, is currently in progress. As recently reported, a Phase I multiple ascending dose study of this lead compound has also been initiated. The objective of this clinical study is to evaluate the safety, tolerability and pharmacokinetics of multiple doses of this novel drug candidate in a placebo controlled study in healthy volunteers. Up to four cohorts of healthy volunteers will receive escalating doses of the drug candidate for a period of fourteen days.

ICA-105665 for Epilepsy and Pain: Preparations are underway for a Phase II clinical trial of ICA-105665 in sixty patients with refractory partial onset epilepsy, the target population for this drug candidate. This double blind, placebo controlled parallel group study is being designed to study safety and efficacy. Efficacy will be assessed by comparing seizure frequency between patients receiving placebo and those receiving ICA-105665 at a dose of 200 mg bid over a four week period. The Company does not plan to initiate this study prior to its acquisition by Pfizer.

Financial Results

Revenues for the second quarter of 2011 totaled $1.0 million, as compared to $2.3 million during the same period in 2010, a decrease of 54%. This decrease in revenues was primarily due to the sale of a non-core asset to Applied Genetic Technology Corporation (AGTC) during the second quarter of 2010 as well as a decrease in research and development funding.

Operating expenses for the second quarter of 2011 were $3.5 million, as compared to $4.4 million for the same period in 2010, a decrease of 20%. This decrease in operating expenses was primarily due to decreased research and development costs as well as decreased general and administrative expenses resulting from the Company's ongoing cost reduction efforts.

Net loss for the second quarter of 2011 totaled $2.5 million, as compared to $2.2 million during the same period in 2010, an increase of 15%. The increase in net loss for the second quarter of 2011, as compared to the same period in 2010, was due to reduced revenues, partially offset by reduced operating expenses as noted above.

Revenues for the first six months of 2011 totaled $2.1 million, as compared to $3.7 million during the same period in 2010, a decrease of 44%. This decrease in revenues was primarily due to the sale of a non-core asset to Applied Genetic Technology Corporation (AGTC) during the second quarter of 2010 as well as a decrease in research and development funding and reimbursed research and development costs.

Operating expenses for the first six months of 2011 were $6.8 million, as compared to $9.1 million for the same period in 2010, a decrease of 25%. This decrease in operating expenses was primarily due to decreased research and development costs as well as decreased general and administrative expenses resulting from the Company's ongoing cost reduction efforts.

Net loss for the first six months of 2011 totaled $4.7 million, as compared to $5.4 million during the same period in 2010, a decrease of 13%. The decrease in net loss for the first six months of 2011, as compared to the same period in 2010, was due to reduced operating expenses, partially offset by reduced revenues as noted above.

During the period from April 1, 2011 through June 2, 2011, the Company raised approximately $3.7 million of net proceeds pursuant to an At Market Issuance Sales Agreement ("ATM") with McNicholl, Lewis & Vlak, LLC ("MLV") for up to $4.6 million of gross proceeds which the Company entered into in March 2011. For the six months ended June 30, 2011, the Company had raised approximately $3.8 million of net proceeds pursuant to this ATM. As of June 30, 2011, the Company had cash and cash equivalents of $13.9 million.

About Icagen

Icagen, Inc. is a biopharmaceutical company based in Research Triangle Park, North Carolina, focused on the discovery, development and commercialization of novel orally-administered small molecule drugs that modulate ion channel targets. Utilizing its proprietary know-how and integrated scientific and drug development capabilities, Icagen has identified multiple drug candidates that modulate ion channels. The Company is conducting research and development activities in a number of disease areas, including epilepsy, pain and inflammation. The Company has two clinical stage programs in epilepsy and pain. To learn more about Icagen, please visit our website at www.icagen.com.

The Icagen, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=5735

Important Information about the Tender Offer

The description contained in this press release is neither an offer to purchase nor a solicitation of an offer to sell securities. Any offers to purchase or solicitation of offers to sell will be made only pursuant to a tender offer statement and a solicitation and recommendation statement filed with the Securities and Exchange Commission ("SEC"). The tender offer statement (including an offer to purchase, a related letter of transmittal and other tender offer documents) and the solicitation/recommendation statement contain important information that should be read carefully before making any decision to tender securities in the tender offer. Those materials have been made available to the Company's stockholders at no expense to them. In addition, all of those materials (and all other tender offer documents filed with the SEC) are made available at no charge on the SEC's website at www.sec.gov.

Forward Looking Statements

This press release may contain forward-looking statements that involve a number of risks and uncertainties. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words "believes," "anticipates," "plans," "expects," "intends," and similar expressions are intended to identify forward-looking statements. Important factors that could cause actual results to differ materially from the expectations described in these forward-looking statements are set forth under the caption "Risk Factors" in Icagen's most recent Quarterly Report on Form 10-Q, filed with the SEC on May 10, 2011. These risk factors include risks as to uncertainties as to the timing of the transaction; uncertainties as to how many of Icagen's shareholders will tender their shares in the offer; the risk that competing offers will be made; the possibility that various closing conditions for the transaction may not be satisfied or waived; the effects of disruption from the transaction and the fact that the announcement of the transaction may make it more difficult to maintain relationships with employees, and other business partners; the risk of shareholder litigation in connection with the transaction and the related significant costs of defense, indemnification and liability; Icagen's history of net losses and how long Icagen will be able to operate on its existing capital resources; Icagen's ability to raise additional funding; general economic and financial market conditions; Icagen's ability to maintain compliance with Nasdaq's continued listing requirements; whether Icagen's product candidates will advance in the clinical trials process; the timing of such clinical trials; whether the results obtained in preliminary studies will be indicative of results obtained in clinical trials; whether the clinical trial results will warrant continued product development; whether and when, if at all, Icagen's product candidates, including ICA-105665 and Icagen's other lead compounds for epilepsy and pain, will receive approval from the U.S. Food and Drug Administration or equivalent regulatory agencies, and for which indications, and if such product candidates receive approval, whether such products will be successfully marketed; and Icagen's dependence on third parties, including manufacturers, suppliers and collaborators. We disclaim any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

Icagen, Inc.
Condensed Statements of Operations
(in thousands, except share and per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010

Collaborative research and development revenues:
Research and development fees	$ 1,015	$ 2,233	$ 2,030	$ 3,534
Reimbursed research and development costs	34	34	64	194
Total collaborative research and development revenues	1,049	2,267	2,094	3,728

Operating expenses:
Research and development	2,323	3,025	4,541	6,698
General and administrative	1,200	1,390	2,229	2,385
Total operating expenses	3,523	4,415	6,770	9,083
Loss from operations	(2,474)	(2,148)	(4,676)	(5,355)
Other expense, net	(4)	(15)	(10)	(40)
Net loss	$ (2,478)	$ (2,163)	$ (4,686)	$ (5,395)

Net loss per share – basic and diluted	$ (0.31)	$ (0.36)	$ (0.61)	$ (0.91)

Weighted average common shares outstanding –
basic and diluted	8,080,827	5,959,319	7,636,440	5,956,280

Icagen, Inc.
Condensed Balance Sheets
(in thousands)
(Unaudited)

	June 30, 2011	December 31, 2010

Assets
Cash and cash equivalents	$ 13,857	$ 12,034
Other current assets	826	890
Property and equipment, net	1,001	1,286
Technology licenses and related costs, net	209	224
Other long-term assets	105	105
Total assets	$ 15,998	$ 14,539

Liabilities and stockholders' equity
Current liabilities	$ 2,611	$ 2,452
Equipment debt financing, less current portion	36	128
Other non-current liabilities	264	294
Stockholders' equity	13,087	11,665
Total liabilities and stockholders' equity	$ 15,998	$ 14,539
CONTACT: Richard D. Katz, M.D.
         EVP, Finance and Corporate Development;
         Chief Financial Officer
         Icagen, Inc.
         (919) 941-5206
         rkatz@icagen.com